Exhibit 15.1

Letter from Aviva plc’s Independent Registered Accounting Firm for the audited fiscal years covered by this Annual Report.

20 March 2012

United States Securities and Exchange Commission
Division of Corporation Finance
100 F. Street N.E.
Washington, D.C. 20549-7010

Ladies and Gentlemen:

We have read the section referenced as Item 16F on page 279 under the heading ‘Change in Registrant’s Certifying Accountant’ of Aviva plc’s Annual Report on Form 20-F for the year ended 31 December 2011 and are in agreement with the statements contained in the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP
London, United Kingdom